Exhibit 8.1

September 13, 2021

Board of Directors
Modiv Inc.
120 Newport Center Drive
Newport Beach, California 92660

RE:	Modiv Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Modiv Inc., a Maryland corporation (the “Company”), in connection with the filing of the registration statement on Form S-11, File No. 333-259066, on August 25, 2021, as such registration statement may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) related to the offering of up to $42,000,000 in Series A Cumulative Redeemable Perpetual Preferred Stock of the Company.

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion letter, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation (“MSDAT”) on May 15, 2015, the Articles of Amendment and Restatement filed with the MSDAT on May 23, 2016, the Articles of Amendment filed with the MSDAT on August 15, 2017, the Articles Supplementary filed with the MSDAT on August 15, 2017, the Articles of Amendment filed with the MSDAT on January 20, 2021, the Articles of Amendment filed with the MSDAT on January 20, 2021, and the Articles of Amendment and Restatement filed with the MSDAT on July 7, 2021, (ii) the Bylaws of the Company, dated July 8, 2015, the Amended and Restated Bylaws of the Company, dated January 22, 2021, the Amended and Restated Bylaws of the Company, dated July 28, 2021, (iii) originals or copies of the documents, records, and other instruments relating to the organization and operation of Modiv Operating Partnership, LP, a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”), including the Certificate of Limited Partnership filed with the Delaware Secretary of State on January 28, 2016, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 11, 2017, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 31, 2019, the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of February 1, 2021, and the form of Amendment to the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, filed as an exhibit to the Registration Statement, (iv) the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which the Company has operated and intends to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), (v) the Registration Statement, and (vi) such other documents as we deemed necessary or appropriate (items (i) through (vi) collectively, the “Documents”).  All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Registration Statement.

Phone: 202.408.5153| www.mmmlaw.com
1401 Eye Street, N.W., Suite 600| Washington, DC 20005, USA
Atlanta • Columbus • Raleigh-Durham • Savannah • Washington, DC

Morris, Manning & Martin, LLP

Modiv Inc.
September 13, 2021

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof.  These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion.  Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code.  An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1.          Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respects;

2.          All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in each case without regard to any materiality or knowledge or belief qualifiers;

3.           All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

4.           All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

5.           The Company and the Operating Partnership at all times will be operated in accordance with the terms of the Documents, as applicable; and no condition described therein (and no transaction entered into by the Company or the Operating Partnership (the consummation of which implicates any condition described therein)) affecting this opinion will be waived by any party;

Morris, Manning & Martin, LLP

Modiv Inc.
September 13, 2021

6.           The parties at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7.           Neither the Company nor any of its subsidiaries will make, after the date hereof, any amendments to its or their organizational documents or the other Documents reviewed in connection with this opinion letter that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended (or intends) to so qualify; and

8.            No action will be taken (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT), and no required action will be omitted to be taken (including a failure to meet the distribution requirements under Section 857(a) of the Code), by the Company or any of its subsidiaries after the date hereof that would have the effect of altering, in a manner that affects the opinion set forth below, the facts and assumptions upon which such opinion is based.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the IRS, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate.  We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to the Code and Regulations, and the Company’s ownership, organization and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code and Regulations.

Morris, Manning & Martin, LLP

Modiv Inc.
September 13, 2021

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us, and cannot be relied upon if any of the representations, warranties and other facts contained in the Documents are, or later become, inaccurate or if any of the factual representations or warranties made to us in the Officer’s Certificate are, or later become, inaccurate.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate.  However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  In particular, we are not providing an opinion on whether the Company’s sale of any former property of Rich Uncles Real Estate Investment Trust I, an unincorporated California association that merged with and into Katana Merger Sub, LP, a Delaware limited partnership and a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of September 19, 2019, would be subject to tax on any net built-in gains in such property pursuant to Treas. Reg. Section 1.337(d)-7.  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

We are furnishing this opinion letter in connection with the Registration Statement.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name in the Registration Statement and to the use of this opinion letter for filing as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under the rules and regulations of the Commission under the Securities Act of 1933, as amended.

Most sincerely,

/s/ MORRIS, MANNING & MARTIN, LLP